Exhibit (a)(1)(K)

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EMAIL: BEA409A@bea.com

BEA SYSTEMS, INC.

November 15, 2007

Acknowledgment of Receipt of Withdrawal

Name:

Employee ID:

We show that you have elected not to tender all of your eligible options pursuant to the offer.

We want to make sure that you understand that your election not to amend means:

1.	You agree that you will pay all additional federal and state tax penalties with respect to non-amended options;

2.	You decline the amendment of the non-amended options; and

3.	You decline the cash bonus payment, if applicable, in January of 2008.

If you do not intend these consequences, you should consider logging back into the Offer website to change your election before 9:00 p.m., Pacific Time, December 14, 2007. Alternatively, you may complete a paper election form and return it to BEA Systems, Inc. via facsimile to Stock Administration at (408) 570-8970. If we choose to extend the Offer, you must change your election before the extended expiration date of the Offer. To access the Offer website, elect the following hyperlink: https://bea409a.equitybenefits.com/

Log into the Offer website using your Employee ID and Password